Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2004, except for Note 12, as to which the date is March 29, 2004, relating to the consolidated financial statements of Zonagen, Inc., which appears in Zonagen Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
January 26, 2005